Exhibit 23.1

                          INDEPENDENT AUDITOR'S CONSENT



We consent to the use in the Registration Statement and Prospectus of The PRIMA Group International, Inc. of our report dated October 9, 1997, accompanying the financial statements of The PRIMA Group International, Inc. and our report dated October 7, 1997, accompanying the consolidated financial statements of Prima Industrie S.p.A. contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.





HEIN + ASSOCIATES LLP



Denver, Colorado
October 9, 1997


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